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                         October 11, 2022

       Mike Sievert
       President and Chief Executive Officer
       T-Mobile US, Inc.
       12920 SE 38th Street
       Bellevue, Washington 98006

                                                        Re: T-Mobile US, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 27,
2022
                                                            File No. 001-33409

       Dear Mike Sievert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program